Exhibit 10.1

The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and between SUPERFIT FOODS LLC, a Florida limited liability company (“Seller”), SUPERFIT FOODS LLC, a Nevada limited liability company (“Buyer”), and Jared Graybeal (“Guarantor” and together with Seller and Buyer, the “Parties”), effective as of the Closing Date specified below.

WHEREAS, Seller owns certain operating materials and intellectual property, as described in this Agreement, used in the ongoing operation of the prepared health food meal sales, delivery, catering, and subscription business known as “SUPERFIT FOODS” (the “Business”), with its principal place of Business located at 700 Blanding Boulevard, Unit 10, Orange Park, Florida 32065 (the “Kitchen Location”);

WHEREAS, the Kitchen Location’s real property is subject to a lease agreement between Seller and Blanding Village I, LLC and Blanding Village II, LLC (the “Kitchen Lease”);

WHEREAS, Seller maintains a co-working office space in connection with the Business, located at 602 Shetter Avenue, Jacksonville Beach, Florida 32250 (the “Office Space”);

WHEREAS, the Office Space is subject to a rental agreement between Seller and Shetter Holdings (the “Office Lease”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions set forth in this Agreement and for the consideration as hereinafter specified, certain operating materials and intellectual property relating to the Business and Seller’s operation of the Kitchen Location.

NOW, THEREFORE, the Parties agree as follows:

1. Closing and the Closing Date. Consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages on March 25, 2021 at 11:59pm eastern time or, by mutual agreement of the Parties, on an earlier or later date (the “Closing Date”).

2. Purchased Assets.

(a) At the Closing on the Closing Date, Seller will convey to Buyer all of its rights and interest in the following assets:

(i) Operating Materials. All of Seller’s (1) standards, specifications, methods, techniques, meal plans and recipes, and operating and other procedures (the “Standards”); and (2) operations manuals, employee handbooks, training materials, and any other policies, procedures, and manuals (the “Materials”, and together with the Standards, the “Operating Materials”). The Operating Materials are set forth on Exhibit A attached hereto. Any additional Operating Materials which Buyer becomes acquainted with following the Closing Date and execution of this Agreement shall be presumed to be Operating Materials hereafter owned by Buyer.

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(ii) Intellectual Property. All of Seller’s worldwide intellectual property rights, of any kind, including, but not limited to: (1) all trademarks, service marks, trade names, symbols, emblems, insignias, designs, and logos, whether registered or unregistered (together, the “Marks”); (2) domain names (the “Domain Names”); (3) all telephone numbers related to the Business, including any roll-over numbers and facsimile numbers (4) distinguishing characteristics of the Business, including the slogans, terms, ideas, advertising and promotional materials, and other audio, video, photographs, illustrations, and written materials (together, the “Distinguishing Characteristics”); and (5) any registrations, applications, reservations, renewals or extensions relating to any of the foregoing (together, the “Registrations”). The Marks, Domain Names, Distinguishing Characteristics, and the Registrations are set forth on Exhibit B attached hereto and collectively referred to as “Intellectual Property.” Any additional Intellectual Property which Buyer becomes acquainted with following the Closing Date and execution of this Agreement shall be presumed to be Intellectual Property hereinafter owned by Buyer.

(iii) Operating Assets. All of Seller’s operating assets used in connection with the Business, including, but not limited to: (1) furniture, fixtures, and equipment (the “Equipment”); (2) leasehold improvements (the “Leasehold Improvements”); (3) food, paper, supplies, and other inventory (the “Inventory”); (4) signs and signage (the “Signs”); (5) computer hardware and software, and the data and information contained therein (the “Computers”); and (6) delivery and refrigeration vehicles (the “Vehicles” and together with the Equipment, Leasehold Improvements, Inventory, Signs, Computers, and Vehicles, the “Operating Assets”). The Operating Assets are set forth on Exhibit C attached hereto. Any additional Operating Assets which Buyer becomes acquainted with following the Closing Date and execution of this Agreement shall be presumed to be Operating Assets hereafter owned by Buyer.

(b) The Operating Materials, Intellectual Property, and Operating Assets are referred to collectively as the “Purchased Assets.”

3. Excluded Assets. Other than the Purchased Assets, the Parties acknowledge and agree that Buyer is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include, without limitation, the following assets and properties of Seller:

(a)	All cash, cash equivalents, and bank accounts;

(b)	All accounts receivables;

(c)	Corporate seals, organizational documents, minute books, tax returns;

(d)	Insurance policies;

(e)	Any benefit plans; or

(f)	Rights to any action, suit, or claim being pursued by Seller.

4. Assumption of Lease Obligations. At the Closing, Seller agrees to assign to Buyer, and Buyer agrees to assume from Seller, all obligations under the Kitchen Lease and Office Lease (together, the “Leases”) by way of lease assignment or rental agreement assignment, as applicable, which assignments have been approved by each landlord at no cost to Seller. Seller will pay and satisfy all financial and other obligations due under the Leases through the Closing Date. Thereafter, Buyer covenants and agrees that Buyer will perform, observe, and comply with all terms, covenants, and conditions to be performed, observed, or complied with by the tenant under the Leases.

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5. Transferred Contracts.

(a) At the Closing, Seller agrees to transfer (and cause its affiliate, Your Meal Prep Company LLC (“YMPC”) to transfer, as applicable) to Buyer, and Buyer agrees to assume from Seller (or YMPC, as applicable), Seller’s (or YMPC’s, as applicable) contractual obligations under the accounts and agreements set forth on Exhibit D attached hereto (the “Transferred Contracts”). Seller will pay and satisfy (or cause YMPC to pay and satisfy, as applicable) all financial and other obligations due under the Transferred Contracts through the Closing Date. Thereafter, Buyer covenants and agrees that Buyer will perform, observe, and comply with all terms, covenants, and conditions to be performed, observed, or complied with under the Transferred Contracts.

(b) Notwithstanding the foregoing, if the transfer date of the Merchant Services Account (as defined in Exhibit D attached hereto) occurs after the Closing Date, Seller will cause YMPC to transfer, on a weekly basis, all amounts received by YMPC under the Merchant Services Account, for the period between the Closing Date and the Merchant Services Account transfer date, to Buyer.

6. Excluded Liabilities.

(a) Buyer shall not assume, or take the Purchased Assets subject to, any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) (a “Liability”) (such Liabilities, the “Excluded Liabilities”). Excluded Liabilities include, without limitation, the following: (i) trade and accrued Liabilities; (ii) bank debt, other secured debt, including capital lease obligations, and debts to limited liability company members and related parties; (iii) taxes, including payroll taxes, sales taxes, withholding and all other taxes relating to the period during which Seller owned and operated the Purchased Assets; (iv) claims against, and Liabilities of, Seller arising out of any actions or inactions of Seller (or any predecessor of Seller) relating to the period during which Seller owned and operated the Purchased Assets; (v) Liabilities to Seller’s current employees, including compensation, severance and benefits through the Closing Date or otherwise triggered by the Closing; (vi) any Liabilities arising under the Leases through the Closing Date; (vii) any Liabilities arising under the Transferred Contracts through the Closing Date; (viii) any Liabilities pertaining to Seller’s former officers, directors, members, managers, owners, employees, and agents; and (viii) any and all other Liabilities whatsoever of Seller.

(b) Seller will be solely liable for, and will pay, discharge, and perform when due, all Liabilities of Seller arising from or relating to the ownership of the Purchased Assets through the Closing Date.

7. Purchase Price for the Purchased Assets. Buyer shall pay, or cause to be paid, the sum of One Million and One Hundred and Fifty Thousand Dollars ($1,150,000) (the “Purchase Price”), payable as follows:

(a) Common Stock.

(i) Payment at the Closing to Guarantor, consisting of common stock units in Buyer’s parent, Muscle Maker, Inc. (“MMI”) (NASDAQ symbol GRIL) in the total value of no less than Five Hundred and Twenty-Five Thousand Dollars ($525,000), rounded up to the nearest number of whole shares. The total number of common stock units issued to Guarantor will be calculated using the closing stock price of the day immediately prior to the Closing Date. Guarantor acknowledges that common stock is subject to SEC Rule 144 (17 C.F.R. 230.144) which requires, among other things, shares to be held for six (6) months before being registered.

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(ii) Payment at the Closing to Seller Broker (as defined in Section 10(c) below), on behalf of Seller, consisting of common stock units in MMI in the total value of no less than One Hundred Thousand Dollars ($100,000), following the modalities in Section 7(a). Seller Broker acknowledges that common stock is subject to SEC Rule 144 (17 C.F.R. 230.144) which requires, among other things, shares to be held for six (6) months before being registered.

(b) Escrow Funds. At Closing, Buyer shall cause MMI to issue a release instruction to Fleming PLLC (the “Escrow Agent”) which shall instruct the Escrow Agent to release the Twenty-Five Thousand Dollars ($25,000) in escrow funds previously deposited by MMI to an account or accounts designated by Seller pursuant to the wire instructions set forth in Exhibit E.

(c) Cash.

(i) At the Closing, Buyer shall pay Seller Four Hundred and Sixty Thousand Dollars ($460,000) by wire transfer of immediately available funds to an account or accounts designated by Seller pursuant to the wire instructions set forth in Exhibit E.

(ii) At the Closing, Buyer shall pay Seller Broker, on behalf of Seller, Fifteen Thousand Dollars ($15,000) by wire transfer of immediately available funds to an account or accounts designated by Seller Broker pursuant to the wire instructions set forth in Exhibit E.

(d) Holdback Amount. Subject to the satisfaction of the obligations set forth in Section 8 below, Buyer shall pay Seller Twenty-Five Thousand Dollars ($25,000) in common stock (the “Holdback Amount”) following the modalities in Section 7(a); provided, however, that if Seller fails to satisfy the obligations set forth in Section 8 below, Buyer shall have no obligation to pay Seller the Holdback Amount and all obligations of Buyer under this Section 7 shall be deemed to be satisfied in full. If Buyer has not paid the Holdback Amount to Seller within sixty (60) days following the Closing Date, the Purchase Price shall be reduced to One Million and One Hundred Twenty-Five Thousand Dollars ($1,125,000) and all obligations of Buyer under this Section 7 shall be deemed to be satisfied in full.

(e) Prorations. Rent, security deposits, utilities, insurance, personal property taxes, pre-paid expenses, common area maintenance, wages, and similar items customarily subject to proration will be prorated to the Closing Date amongst the Seller and Buyer. If any expense or revenue cannot be determined accurately on the Closing Date, it will be estimated based upon prior billing or payments, and the estimated amount will be final and binding on Seller and Buyer.

(f) Allocation. The Parties acknowledge and agree that the Purchase Price is properly allocable and shall be allocated among the Purchased Assets in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended.

8. Closing Documents & Post-Closing Obligations.

(a) At the Closing, Seller shall provide satisfactory documentation to Buyer to evidence that Guarantor is the sole member, manager, and owner of Seller.

(b) At the Closing, Seller and Buyer shall execute a Bill of Sale, in the form attached hereto as Exhibit F, conveying to Buyer all of Seller’s right and title to and interest in the Purchased Assets in exchange for the Purchase Price.

(c) At the Closing, Seller shall execute the Certificate for Non-Foreign Status attached hereto as Exhibit G.

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(d) At the Closing, Seller shall provide (and cause YMPC to provide) Buyer with certificates of compliance from the Florida Department of Revenue, evidencing no outstanding tax audit assessment notices or unpaid taxes against Seller or YMPC.

(e) At the Closing, Seller and Buyer shall execute a lease assignment and rental agreement assignment, conveying to Buyer all of Seller’s right and title to and interest in the Leases.

(f) Within ten (10) days following the Closing Date, Seller shall provide satisfactory documentation to Buyer to evidence that Guarantor has satisfied his payment obligations under the settlement and release agreement dated March 19, 2021, between Guarantor and Francis Tragesser (“Tragesser”).

(g) Within thirty (30) days following the Closing Date, Seller shall cooperate with Buyer to transfer registrations and administrative control over the domain names identified in Exhibit B. Furthermore, Seller shall cooperate with Buyer to migrate all former Seller e-mail accounts to Buyer’s existing systems.

(h) Within thirty (30) days following the Closing Date, Seller shall cooperate with Buyer to transfer titles and registrations of the Vehicles identified in Exhibit C.

(i) Within sixty (60) days following the Closing Date, Seller shall file all necessary documentation with the Florida Division of Corporations’ office to change its entity name from “SUPERFIT FOODS LLC” to an alternative name that does not include “SUPERFIT FOODS” or any Intellectual Property owned by Buyer after the Closing Date.

(j) Within sixty (60) days following the Closing Date, Seller shall cause YMPC to file all necessary documentation with the Florida Division of Corporations’ office to change its entity name from “YOUR MEAL PREP COMPANY LLC” to an alternative name that does not include “YOUR MEAL PREP COMPANY” or any Intellectual Property owned by Buyer after the Closing Date.

9. Sales and Transfer Taxes and Fees. Seller must pay all applicable sales, transfer, documentary, use, filing, and other taxes and pay for all licenses, permits, and other fees levied on the sale, assignment, transfer, or delivery of the Purchased Assets, whether levied on Seller or Buyer.

10. Representations and Warranties of Seller. Seller represents, warrants, and agrees with Buyer as of the Closing Date as follows:

(a) (i) Seller is a duly organized and validly existing limited liability company under the laws of the State of Florida; (ii) Guarantor is the sole member, manager and owner of Seller; (iii) Seller is duly authorized to execute and deliver this Agreement, perform the covenants contained therein, and consummate the transaction contemplated by this Agreement and execute, deliver, and perform under all documents to be executed and delivered according to this Agreement; and (iv) all required corporate action for the transaction contemplated by this Agreement has been taken and no consents shall be required to consummate such transaction.

(b) Seller has good and marketable title to, or a valid license or leasehold interest in, the Purchased Assets, free and clear of any mortgages, pledges, security interests or other liens, except for liens for taxes not yet due and payable or for taxes that Seller is contesting in good faith through appropriate proceedings.

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(c) Except for Gateway Business Brokers, LLC (located at 5011 Gate Parkway, Building 100, Suite 100, Jacksonville, Florida 32256) (the “Seller Broker”), the fees and expenses of which will be paid as set forth in Sections 7(a)(ii) and 7(c)(ii), neither this Agreement nor the transaction contemplated by this Agreement was induced by or procured through any person, firm, corporation, or other entity acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor, or in any similar capacity.

(d) Seller has no Liabilities relating to or affecting the Purchased Assets or, which with the passage of time would result in a lien or encumbrance on the Purchased Assets, including any Liability for taxes.

(e) Seller’s execution, delivery and performance of this Agreement and its ancillary agreements does not and will not constitute a breach of any material contracts to which Seller is a party. Seller further represents and warrants that, except for the Leases and the Transferred Contracts, it is not a party to any material contracts.

(f) Seller represents there are no present or, to its knowledge, threatened claims of any nature against Seller resulting from, arising out of, or relating to the Purchased Assets, nor any dispute which adversely affects, or may adversely affect, Buyer or the transaction contemplated by this Agreement, and Seller is not subject to any pending or, to its knowledge, threatened litigation, proceeding, or administrative investigation resulting from, arising out of, or relating to the Purchased Assets.

(g) Seller represents that Exhibits A, B, and C properly identify all of Seller’s Operating Materials, Intellectual Property, and Operating Assets.

(h) The Leases are in full force and effect and neither Seller nor any other tenant is in default thereunder. The leasehold interest of Seller or any other tenant is subject to no lien or encumbrance and entitles the lessee to the right of quiet possession. True and complete copies of the Leases have been delivered to Buyer.

(i) Seller’s execution, delivery and performance of this Agreement and its ancillary agreements does not and will not (i) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Seller is a party or by which Seller is bound or affected, (ii) constitute a violation of any order, judgment or decree by which Seller is bound or affected, (iii) result in the creation of any lien or charge on any of Purchased Assets, or (iv) require any authorization or consent of any third party or agencies.

(j) Seller has operated the Business through the Closing Date in the usual and ordinary course of business and conforming to all applicable local, state, and federal ordinances, laws, rules, and regulations.

11. Representations and Warranties of Buyer. Buyer represents, warrants, and agrees with Seller as of the Closing Date as follows:

(a) (i) Buyer is a duly organized and validly existing limited liability company under the laws of the State of Nevada; (ii) Buyer is duly authorized to execute and deliver this Agreement, perform the covenants contained therein, and consummate the transaction contemplated by this Agreement and execute, deliver, and perform under all documents to be executed and delivered according to this Agreement; and (iii) all required corporate action for the transaction contemplated by this Agreement has been taken and no consents shall be required to consummate such transaction.

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(b) Except for Command Project Management Group, Inc. (located at 2372 Morse Avenue, Suite 190, Irvine, California 92614), the fees and expenses of which are solely the Buyer’s responsibility, neither this Agreement nor the transaction contemplated by this Agreement was induced by or procured through any person, firm, corporation, or other entity acting on behalf of or representing Buyer as broker, finder, investment banker, or financial advisor or in any similar capacity.

(c) Buyer is not subject to any restriction, agreement, law, judgment, or decree which would prohibit or be violated by the execution and delivery of, and performance under, this Agreement.

12. Transition of Business. After the Closing Date, Seller and Guarantor shall, for a period of sixty (60) days, cooperate with Buyer to provide support services to the Business to the extent necessary to affect an orderly transition of the Business to Buyer, at no cost to Buyer. This obligation includes in-person meetings for a period of seven (7) days following the Closing Date, and Seller’s and Guarantor’s availability by telephone or video conference for consultation for the remainder of this sixty (60) day period, at such times as are mutually agreeable to the Parties.

13. Non-Competition. In exchange for valid consideration in the form of the Purchase Price herein to Seller, Guarantor covenants and agrees not to consult, sponsor, or provide any services in any manner or capacity to a direct competitor of Buyer for a period of three (3) years from the Closing Date (the “Non-Compete Period”) unless expressly authorized in writing by Buyer. A direct competitor of Buyer for purposes of this Agreement is defined as any individual, partnership, corporation and/or other business entity that operates, or grants franchises or licenses to others to operate, a restaurant or other food service business deriving more than ten percent (10%) of its gross receipts from the sale of healthy meals (“Competitive Business”). Furthermore, Guarantor covenants and agrees not have any direct or indirect interest as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative, sponsor, agent, or in any other capacity in any Competitive Business during the Non-Compete Period. Guarantor expressly acknowledges that he possesses skills and abilities of a general nature and has other opportunities for exploiting such skills. Consequently, enforcement of the covenants made in this Section 13 will not deprive Guarantor of his personal goodwill or ability to earn a living.

14. Name and Likeness. Guarantor hereby grants to Buyer, at no cost to Buyer, the right to use his name and likeness, including without limitation any and all trademark rights thereof, in connection with Buyer’s advertising, marketing and sales programs in any and all media formats (now existing or hereafter developed) for a period of one (1) year after the Closing Date; provided however that Buyer shall not use such name and likeness in a manner substantially inconsistent with the current use of Guarantor’s name and likeness.

15. Publicity.

(a) Seller and Guarantor agree that they shall not directly or indirectly, without the prior approval of Buyer, make any public statements in connection with this Agreement or the transaction contemplated by this Agreement, including, but not limited to: (a) press or other news releases; (b) public announcements or communications; or (c) announcements or postings on podcasts, social media, or websites. Private statements to friends, family, or advisors, and statements made in conjunction with Buyer, are expressly excluded from this prohibition; provided that Seller and Guarantor cause their friends, family, and advisors to keep any such statements private.

(b) Buyer shall be entitled, without the prior approval of the Seller and Guarantor, to issue any press release or other public disclosure in connection with this Agreement or the transaction contemplated by this Agreement as required under applicable securities or other laws or regulations.

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16. Survival. All covenants, agreements, representations, and warranties made by the Parties will survive the Closing.

17. Further Assurances. Each party agrees that each shall, without the payment of additional consideration, cooperate with the other in such ways, and execute such additional documents, as may be reasonably requested by the other to more fully carry out the objectives of this Agreement.

18. Indemnification of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller (and its affiliated entities and their respective officers, directors, members, managers, owners, employees, and agents) against any and all loss, claim, liability, obligation and expense (including reasonable attorneys’ fees) arising out of or related to (i) inaccuracies in or breaches by Buyer of any of its covenants, agreements, representations, or warranties in this Agreement or (ii) the Business and its operations, the Kitchen Location, the Office Location, the Leases, the Purchased Assets, or the Transferred Contracts arising after the Closing Date.

19. Indemnification of Buyer. Seller agrees to indemnify, defend, and hold harmless Buyer (and its affiliated entities and their respective officers, directors, members, managers, owners, employees, and agents) against any and all loss, claim, damage, liability, obligation and expense (including reasonable attorneys’ fees) arising out of or related to (i) inaccuracies in or breaches by Seller of any of its covenants, agreements, representations, or warranties in this Agreement; (ii) the Excluded Assets or Excluded Liabilities; (iii) the Business and its operations, the Kitchen Location, the Office Location, the Leases, the Purchased Assets, or the Transferred Contracts arising through the Closing Date; and (iv) any claim which may be made by Tragesser to be a member, manager, or owner of Seller or in the Business. Any claim by Tragesser is deemed invalid by Seller, but would constitute an exception to Seller’s representations in Sections 10(a) and 10(f).

20. Guarantor. Guarantor hereby absolutely, unconditionally, and irrevocably guarantees, as a principal and not as a surety, to Buyer the due and timely performance by Seller of its covenants, agreements, obligations, commitments, undertakings, and indemnities given or undertaken or expressed to be given or undertaken under this Agreement (collectively, the “Guaranteed Obligations”). The Guaranteed Obligations shall survive the Closing.

21. Acknowledgement. Seller acknowledges and agrees that Buyer has made no covenants, representations, or warranties to Seller concerning the transaction contemplated by this Agreement which are not stated in this Agreement.

22. Notices. Any notice required or permitted hereunder must be written and sent to the appropriate party at the following respective addresses:

If to Seller:	117 Margaret Street
Neptune Beach, Florida 32266

If to Buyer:	2600 South Shore Boulevard, Suite 300
League City, Texas 77573

If to Guarantor:	117 Margaret Street
Neptune Beach, Florida 32266

Notice shall be deemed delivered three (3) business days after mailing. The Parties may from time to time designate a substitute address for that above set forth, and thereafter notices to that party shall be directed to the substitute address.

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23. Miscellaneous.

(a) Confidentiality. Except as specifically provided herein and to the extent reasonably necessary to perform its obligations or exercise or enforce its rights hereunder, no party shall provide or disclose to any third-party (except its affiliates) or use, unless authorized in writing to do so by the other party or properly directed or ordered to do so by public authority, any information or matter that constitutes or concerns the terms and conditions of this Agreement or that regards any dealings or negotiations with the other party related to this Agreement; provided, however, that the Parties may consult with their respective advisors, counsel and auditors with respect to such information and matter if said advisors, counsel and auditors agree to abide by the terms and conditions of this Section 23(a).

(b) Headings. The titles and headings herein are for convenience only. In case of ambiguity or inconsistency, the text rather than the title or headings shall control.

(c) Expenses. Each of the Parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement.

(d) Entire Agreement. The recitals and Exhibits are part of this Agreement, which, together with the other documents signed prior to Closing, or that are being signed concurrently with the signing of this Agreement or at the Closing, contains the entire understanding between the Parties with respect to the transaction contemplated by this Agreement. This Agreement may not be amended, modified, or altered except by an instrument in writing signed by the Parties.

(e) Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and assigns.

(f) Severability. Each section, paragraph, term, and provision of this Agreement is considered severable, and if, for any reason, any provision is interpreted as violating any law or otherwise unenforceable, that provision will be inoperative, and the remainder of this Agreement will remain binding on the Parties.

(g) Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original.

(h) Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of Florida and any dispute between the Parties, their affiliated entities or their officers, directors, members, managers, owners, employees, or agents will be governed by and determined in accordance with the substantive law of the State of Florida, which laws will prevail in the event of any conflict of laws. Each of the Parties to this Agreement hereby waives any right it may have to a trial by jury for any disputes arising from this Agreement or the Parties’ relationship created hereby. If there is any dispute or controversy between the Parties arising out of or relating to this Agreement, the Parties agree that such dispute or controversy will be heard in Jacksonville, Florida by such court as has subject matter jurisdiction.

(i) Attorneys’ Fees. In the event of any dispute hereunder, or any default in the performance of any term or condition of this Agreement, the prevailing party shall be entitled to recover all costs and expenses associated therewith, including reasonable attorneys’ fees.

SELLER HEREBY REPRESENTS AND WARRANTS THAT IT HAS BEEN ADVISED TO RETAIN ITS PERSONAL LEGAL AND TAX COUNSEL TO REVIEW ALL OF THE DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THIS AGREEMENT, PURSUANT TO THE SALE OF certain assets TO BUYER. SELLER HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS HEREIN. NONE OF BUYER’S EMPLOYEES REPRESENT SELLER IN ANY MANNER.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Closing Date stated hereinabove.

Seller:

SUPERFIT FOODS LLC,
a Florida limited liability company

Signature:	/s/ Jared Graybeal
Name:	Jared Graybeal
Title:	Manager

Buyer:

SUPERFIT FOODS LLC,
a Nevada limited liability company

Signature:	/s/ Kenneth Miller
Name:	Kenneth Miller
Title:	Chief Operating Officer

Guarantor:

JARED GRAYBEAL

Signature:	/s/ Jared Graybeal

Seller Broker hereby acknowledges and accepts this Agreement, solely for the purposes of Sections 7(a)(ii), 7(c)(ii), and 10(c).

Seller Broker:

GATEWAY BUSINESS BROKERS, LLC,
a Florida limited liability company

Signature:	/s/ Nancy Hallett
Name:	Nancy Hallett
Title:	Partner

[The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.]

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